UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 10, 2013

 (Exact name of registrant as specified in its charter)

Nevada	333-149446	26-1929199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Enterprise, Suite 350, Aliso Viejo, California	92656
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 655-1677

2 South Pointe Dr., Suite 100, Lake Forest, California	92630
(Former Address)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On September 27, 2013, Voice Assist, Inc. (the “Company” or “Subtenant” as applicable) entered into a sublease (the “Sublease”) with AmeriFirst Financial, Inc.(“Sublandlord”), an Arizona corporation, whose address is 12544 High Bluff Drive, Suite 100, San Diego, CA 92130 for the premises located at 15 Enterprise, Suite 350, Aliso Viejo, CA 92656 (the “Premises”).

The term of the Subleasebegan on October 5, 2013 and will end September 23, 2014. Subtenant will pay Sublandlord as rent $7,815.00 per month for the premises. Subtenant accepted the Premises in their present condition. Subtenant has deposited with Sublandlord the sum of Seven Thousand Eight Hundred and Fifteen Dollars ($7,815.00).

The Sublease is subject to the lease with the prime landlord, Summit Office Partners Holding Company LLC, a California limited liability company (“Landlord,” succeeding Allianz Life Insurance Company of North America, a Minnesota corporation) (the “Prime Lease”). The provisions of the Prime Lease are applicable to the Sublease as though Landlord under the Prime Lease were the Sublandlord under the Sublease and tenant under the Prime Lease were Subtenant under the Sublease.

The Premises are furnished and Subtenant shall have the right to use the existing furniture, fixtures and equipment currently existing in the Premises, with the exception of the copy machines and phone systems, at no charge during the term of the Sublease. Subtenant shall also have the right to purchase said furniture, fixtures and equipment at the end of the term for $1.00 and a bill of sale shall be provided by Sublandlord to affect the same.

Subtenant shall also be exempt from paying any operating expense pass-throughs during the term of the Sublease. However, both Sublandlord and Subtenant will be and continue to be liable for all bills rendered by Landlord for charges incurred by or imposed upon Subtenant for services rendered and materials supplied to the Premises.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VOICE ASSIST, INC.

	By:	/s/ Michael Metcalf
Michael Metcalf, Chief Executive Officer

Date: October 10, 2013